EXHIBIT 5.1

                                THADDEUS FREEMAN
                                 ATTORNEY AT LAW
                            8150 CYPRESS GARDEN COURT
                                 LARGO, FL 33777
                                 (727) 394-0133

BOARD CERTIFIED BUSINESS LITIGATION                  BOARD CERTIFIED CIVIL TRIAL
- --FLORIDA BAR                                        -- TEXAS BD. OF LEGAL SPEC.


November 5, 1999


CRYO-CELL International, Inc.
3165 McMullen Booth Road
Building #5
Clearwater, FL 33761

RE: CRYO-CELL International, Inc.; proposed registration statement for Coleman Sudol agreement

         At your request, I have examined the proposed form of "Registration Statement which CRYO-CELL International, Inc. (the "Corporation") intends to file with the Securities and Exchange Commission, Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 10,000 shares of the Corporation's Common Stock (the "Stock") in relation to the Retainer Agreement (the "Agreement") between the Corporation and Coleman, Sudol, LLP (the "Attorneys").

         In rendering the following opinion, I have examined and relied only upon the documents, certificates of officers and directors of, and correspondence from the Corporation as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents, whether originals, copies, or telecopies, submitted to me, and the assumed that the copies and telecopies sent me conform to their original counterparts. Moreover, I have assumed that the Agreement has been or will be properly executed by the Corporation and the Attorneys. My examination was limited to the provisions in the following documents, and no others:

                  1. Certificate of Incorporation of CRYO-CELL International, Inc. filed September 11, 1989, with the State of Delaware, Office of Secretary of State, which authorizes the issuance of up to 7,5000,000 shares of common stock of the said corporation.

                  2. Certificate of Amendment of CRYO-CELL International, Inc. filed October 25, 1994, with the State of Delaware, Office of Secretary of State, which authorizes the issuance of up to 500,000 preferred shares of stock and up to 15,000,000 common shares of stock of the said corporation.

                  3. By Laws of CRYO-CELL International, Inc. dated September 11, 1989, which provide for the issuance of fractional shares, of stock of said corporation by the Board of Directors once same are fully paid and give the Board of Directors control and management of the affairs, property, and interests of the said corporation.

                  4.  Agreement.

                  5. Unanimous Resolution of the Board of Directors of the Corporation dated October 28, 1999, which provides for the Corporation's filing of the Registration Agreement and issuance of the shares as compensation for services rendered by the Attorneys.

                  6. Correspondence from Jill Taymans, CFO CRYO-CELL International, inc. dated November 4, 1999, which states that the Corporation is authorized to issue 15,000,000 shares and that there are 8,834,655 shares outstanding.

                  I have not undertaken nor do I intend to undertake, any independent investigation beyond such documents, records, and correspondence, or to verify the adequacy or accuracy of such documents, records, and correspondence, including all legal and/or factual statements in the Registration Statement.

                  Based on the foregoing, it is my opinion that the Stock to be issued under the Agreement, subject to the effectiveness of the Registration Statement and compliance with applicable "blue sky" laws when issued upon exercise of the options granted under the Agreement, will be duly and validly authorized, fully paid, and non-assessable.

                  I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which non compliance with such laws might have on the validity of issuance of the Stock.

                  I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission. Other than as provided in the preceding sentence, this opinion (I) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of Florida and federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing stated in this letter shall be deemed to relate to or constitute an opinion concerning matters not specifically set forth above. No other opinion, express or implied, is being rendered.

                  By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement or Prospectus within the meaning of the terms "expert" as used in Section 11 of the Securities and Exchange Commission as promulgated under same.

                  The information set forth above is as of the date of this letter. I disclaim any undertaking to advise you of changes, which may be brought to my attention after the effective date of the Registration Statement.

         /s/  THADDEUS FREEMAN
         ---------------------
         Thaddeus Freeman